Exhibit 99.1

FOR IMMEDIATE RELEASE

(Norwalk, CT – September 27, 2011) -- WebMediaBrands Inc. (Nasdaq: WEBM), an Internet media company that provides content, education  and career services to media and creative professionals, today announced that on September 22, 2011, it received a notice from the Nasdaq Stock Market indicating that it no longer complies with the requirements of Nasdaq Marketplace Rule 5450(a)(1) for continued listing on the Nasdaq Global Market.  The rule requires that shares of WebMediaBrands’s stock maintain a minimum bid price of $1.00 per share.

WebMediaBrands has 180 calendar days, or until March 20, 2012, in which to regain compliance with the listing requirement.  If WebMediaBrands does not regain compliance prior to the expiration of the 180-day grace period, Nasdaq will provide written notice that WebMediaBrands’s securities are subject to delisting.  Alternatively, WebMediaBrands may be eligible for an additional 180-day grace period if it meets the initial listing standards, with the exception of bid price, for the Nasdaq Capital Market.  To avail itself of this option, WebMediaBrands will need to submit an application to transfer its securities to the Nasdaq Capital Market.

About WebMediaBrands Inc.

WebMediaBrands Inc. (Nasdaq: WEBM, www.webmediabrands.com) is an Internet media company that provides content, education and career services to media and creative professionals.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example: general economic conditions; the competitive environment in which WebMediaBrands competes; and the unpredictability of WebMediaBrands's future revenues, expenses, cash flows and stock prices. For a more detailed discussion of such risks and uncertainties, refer to WebMediaBrands's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and WebMediaBrands assumes no obligation to update the forward-looking statements after the date hereof, except as required by law."

All current WebMediaBrands press releases can be found online at www.webmediabrands.com/corporate/press.html

For information on WebMediaBrands contact:

Amanda Barrett
Director of Marketing
212-547-7879
press@webmediabrands.com